October 4, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated August 5, 2016 on our review of interim financial information of Apollo Investment Corporation (the “Company”) for the three month periods ended June 30, 2016 and 2015 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2016 is included in its Registration Statement on Form N-2 dated October 4, 2016.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP